UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – NOVEMBER 16, 2007

WIRELESS AGE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Road, Suite 102
King City, Ontario Canada L7B 1M3
(Address of principal executive offices)

(905) 833-2753
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01:	Other Events.

On November 23, 2007 (“Wireless Age” or the “Company”) completed a series of related transactions whereby it acquired a total of 751,807 common shares of Newlook Industries Corp. (“Newlook”) and purchased for cancellation warrants to purchase 2,000,000 common shares of Wireless Age.

The Company paid total consideration of approximately CAD$473,957 to acquire the shares and warrants. The Company acquired; 1) 401,250 Newlook common shares and 1,000,000 warrants from Glenn Poulos, 2) 350,557 Newlook common shares and 900,000 warrants from Brad Poulos and 3) 100,000 warrants from Gary Hokkanen. Glenn Poulos is a former director of Wireless Age and was President of mmwave Technologies Inc. a former subsidiary of Wireless Age. Brad Poulos is as former director and officer of Wireless Age and Gary Hokkanen is Chief Financial Officer of the Company. The total consideration paid to Glenn Poulos was CAD$250,000, paid in five consecutive monthly installments of $50,000 beginning on November 16, 2007. Total consideration paid to Brad Poulos was CAD$219,153.50 paid in five consecutive monthly installments of CAD$43,830.70 beginning on November 23, 2007. The Company paid US$4,875 to Gary Hokkanen in one payment.

Newlook is the majority shareholder of Wireless Age by virtue of holding 31,547,167 common shares which represents a 53% ownership position in Wireless Age. Newlook trades on the TSX Venture Exchange under the symbol “NLI”. John Simmonds, Wireless Age CEO is also CEO of Newlook. Gary Hokkanen is also CFO of Newlook.

Wireless Age now holds 2,010,239 Newlook common shares, at an average purchase price of CAD$0.47 per share, representing a 6.8% ownership interest. The Company also holds an option to acquire a further 900,000 Newlook common shares. Pursuant to this option the Company has the right to acquire an additional 180,000 Newlook common shares on each of March 18, 2008, September 18, 2008, March 18, 2009, September 18, 2009 and March 18, 2010 at CAD$0.40 per common share. If all options are exercised the ownership position in Newlook would be 9.6%.

After concluding this transaction there are no warrants to purchase Wireless Age common shares that are outstanding.

On November 26, 2007, the Company issued a press release which is filed as an exhibit hereto.

Item 9.01:	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated November 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: November 29, 2007	By:	/s/ Gary N. Hokkanen
Name: Gary Hokkanen
Title: Chief Financial Officer